Exhibit 10.7

Confidential Treatment Requested by Indonesia Energy Corporation Limited.

Confidential treatment requested with respect to certain portions hereof denoted with

“***”

OPERATIONS COOPERATION AGREEMENT

BETWEEN

PT PERTAMINA EP

AND

PT GREEN WORLD NUSANTARA

FOR PRODUCTION

ON

KRUH
OPERATING AREA

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OPERATIONS COOPERATION
AGREEMENT

BETWEEN

PT PERTAMINA EP

AND

PT GREEN WORLD NUSANTARA

This Agreement (hereinafter referred to as “Agreement”) is made and entered into on July 26, 2019 (“Signing Date”), by and between PT PERTAMINA EP, a company organized and existing under the laws of Republic of Indonesia hereinafter in this Agreement called “PERTAMINA EP” and “NUSANTARA” company organized and existing under the laws of Republic of Indonesia hereinafter in this Agreement called “PARTNER”, both PERTAMINA EP and PARTNER hereinafter sometimes referred to either individually as the “Party” or collectively as the “Parties”.

WITNESSETH

A.	WHEREAS, PERTAMINA EP signed a Kontrak Minyak dan Gas Bumi PERTAMINA (hereinafter called “PERTAMINA EP KKS”) with Badan Pelaksana Kegiatan Usaha Hulu Minyak dan Gas Bumi (BPMIGAS, the role and function of BPMIGAS has recently been substituted by SKK Migas based on Peratur-an Presiden No. 9 Year 2013) on September 17, 2005, and therefore PERTAMINA EP is the company with exclusive rights to conduct petroleum operations, among others, in the Operating Area as outlined in the map of Operating Area in Exhibit - I and coordinates of Operating Area as described in Exhibit - II, both attached hereto and made as an integral part hereof; and

B.	WHEREAS, with reference to clause 4.2 of SECTION IV of PERTAMINA EP KKS, in conducting Operations thereof PERTAMINA EP may establish a cooperation agreement with another party in which PARTNER has no participating interest in PERTAMINA EP KKS and has no direct relationship with SKK Migas and/or the Government of the Republic of Indonesia represented by the ministry which has the authority in the oil and gas sector; and

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C.	WHEREAS, PERTAMINA EP based on SECTION IV PERTAMINA EP KKS, has conducted a tender process to select a PARTNER to perform exploration, development and production in the Operating Area and PARTNER which is willing and committed to carry out exploration, and or accelerating development and production of the Petroleum resources in the Operating Area by conducting the Operations as defined below; and

D.	WHEREAS, PERTAMINA EP and PARTNER are bound to Technical Assistance Contract between Perusahaan Pertambangan Minyak dan Gas Bumi Negara (Pertamina) and PT Binatek Reka Kruh (now PT Green World Nusantara) for contract area Kruh, dated May 22th 2000 and Novation Agreement on dated May 26th 2011, that will ended on May 21st, 2020 at 24.00 WIB; and

E.	WHEREAS, based on PARTNER’s Letter on Permohonan Kontrak Baru Pengelolaan Wilayah Kerja Perminyakan Kruh No. 006/GWN-DIR/X/2017 on dated October 31th, 2017, PARTNER proposed to continue the Operations in the Operating Area; and

F.	WHEREAS, PERTAMINA EP and PARTNER have been discussed the continuation of the Operations on September 4th, 2018, through Operations Cooperation scheme; and

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G.	WHEREAS, based on PERTAMINA EP’s Letter No. 715/EP0000/2019-S0 tanggal 11 Juli 2019 on Rencana KSO Produksi Area Operasi Kruh pada Wilayah Kerja PT Pertamina EP, PERTAMINA EP has agreed that PARTNER shall continue the Operations in the Operating Area; and

H.	WHEREAS, PARTNER, which has the financial ability, technical competence, organizations and professional skills necessary to carry out the Operations as well as its other obligations pursuant to this Agreement;

NOW, THEREFORE, in considerations of the premises herein contained, it is hereby agreed as follows:

SECTION I

DEFINITION AND INTERPRETATION

The following terms unless otherwise specified herein shall have the meanings assigned to them under the following provisions:

1.1	DEFINTIONS

1.1.1	Budget means Budget of Operating Cost and Investment Budget

1.1.2	Budget of Operating Costs means estimated costs of all items related to Operation activities and included in the Work Program and Budget.

1.1.3	Investment Budget means estimated capital costs included in the Work Program and Budget.

1.1.4	Operating Area means the area where PARTNER conducts Operations which in the area as outlined and described in Exhibit – I and Exhibit – II attached hereto and made part hereof.

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1.1.5	Asset means movable and non-movable asset including but not limited to: tools, machinery, materials, inventory goods, houses/buildings, vehicles, land and other production facilities which are legally possessed, either through ownership or based on other rights, by PERTAMINA EP or PARTNER for Operations purpose based on the Agreement.

1.1.6	Barrel means a quantity or unit of oil, in the amount of forty-two (42) United States gallons standard at the temperature of sixty (60) degrees Fahrenheit.

1.1.7	Operating Costs means expenditures made and obligations incurred in carrying out the Operations hereunder determined in accordance with the Accounting Procedure attached hereto and made a part hereof as Exhibit-Ill.

1.1.8	Cash in Advance means an amount of cash provided by PARTNER to fund the execution of Firm Commitment in the separate account of PARTNER’s as stipulated in SECTION VII of the Agreement.

1.1.9	Barrel of Oil Equivalent (BOE) means six thousand (6,000) standard cubic feet of Natural Gas based on the assumption that such gas has a calorific value of one thousand (1,000) British Thermal Unit per cubic foot (BTU/ft3).

1.1.10	Natural Gas means all gaseous hydrocarbons produced from wells, including wet mineral gas, dry mineral gas, casing head gas and residue gas remaining after the extraction of liquid hydrocarbons from wet gas.

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1.1.11	Working Days means Monday through Friday, except national holidays as determined by GOI.

1.1.12	Firm Commitment, means the Work Program during the first three Firm Commitment Years and its extension, if any, that shall be conducted by PARTNER as described in Article 3.3 of the Agreement.

1.1.13	Petroleum means mineral oil and gas, hereinafter called Crude Oil and Natural Gas as defined in Law No. 22/2001 concerning Oil and Natural Gas.

1.1.14	Incremental Oil (Shareable Oil) means the amount of Crude Oil lifted from the Operating Area which is in excess of the Baseline Production (Non-Shareable Oil.

1.1.15	Crude Oil means crude mineral oil, asphalt, ozokerite and all kinds of hydrocarbons and bitumens, both in solid and liquid form, in their natural state or obtained from Natural Gas by condensation or extraction.

1.1.16	Operations means all activities conducted in the Operating Area in accordance with Work Program and Budget including but not limited to the preparation of Work Program and Budget Preparation, geological geophysical and reservoir studies; geological and geophysical surveys; drilling; production testing; production facilities; transportation; work over; operation and maintenance of injection and production wells and water supply wells; if any; construction; operation and maintenance of water gathering lines; water treating plant; water storage facilities; injection facilities and injection lines; day to day injection operations; operations of the Enhanced Oil Recovery Production wells and other facilities up to the inlet flange of PERTAMINA EP’s common pipeline facilities servicing the Operating Area, if any. Such inlet flange will be determined by PERTAMINA EP when plan of production is proposed for approval.

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1.1.17	Control means ownership directly or indirectly of (i) the voting right, in the event the company is a corporation issuing a stock; or (ii) the controlling of rights or interests, in the event the other company or entity is not a corporation.

1.1.18	Change of Control means any direct or indirect change of Control of PARTNER (whether through merger, sale of share or other equity interests, or otherwise) through a single transaction or series of related transactions.

1.1.19	Government of Indonesia (“GOI”) means any government authorities or agencies of Republic of Indonesia.

1.1.20	Affiliate means a company or other entity that controls, or is controlled by a company or other entity which Control a Party in this Agreement.

1.1.21	Third Party means any party other than The Parties. For avoidance of doubt, specifically for SECTION VI Third Party means any party other than The Parties and its Affiliate.

1.1.22	Baseline Production means the average production of Petroleum in the Operation Area which has resulted in the decline of production curve so agreed by the Parties as stipulated in Exhibit - IV, which constitutes the minimum production to be produced from the Operation Area.

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1.1.23	Gross Production means the total amount of Crude Oil and/or Natural Gas produced from the Operating Area.

1.1.24	Work Program means detail of the Operations to be carried out in the Operating Area as set forth in SECTION III of the Agreement which has been approved by PERTAMINA EP.

1.1.25	Substitution Program means a replacement program of Firm Commitment as described in clause 3.7 of this Agreement.

1.1.26	SKK Migas means Satuan Kerja Khusus Pelaksana Kegiatan Usaha Hulu Minyak dan Gas Bumi, being the special working unit that, as at the date of this Agreement, has been assigned by GOI to implement the controlling function in oil and gas upstream activity, and shall also mean any entity, unit, agency or other authority that is assigned to be the successor to such special working unit.

1.1.27	Year(s) means a period of twelve (12) consecutive months commencing from January 1 and ending on the following December 31, according to the Gregorian calendar.

1.1.28	Firm Commitment Year(s), means a period of twelve (12) consecutive months counted from Commencement of Firm Commitment Date pursuant to clause 1.32 hereunder.

1.1.29	Agreement Year means a period of twelve (12) consecutive months according to the Gregorian calendar counted from the Effective Date.

1.1.30	Effective Date is on May 22th, 2020 after the fulfillment of the Conditions Precedent as provided under clause 2.3 hereunder.

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1.1.31	Commencement of Firm Commitment Date means the date when PARTNER shall commence Firm Commitment starting from the commencement of Work Program that is the date stipulated in PERTAMINA EP written approval of the PARTNER’s first Work Program and Budget.

1.1.32	Signing Date means the signing date of the Agreement which stipulated first above.

1.1.33	Point of Export/Sale/Lifting means the outlet flange of the closest loading arm after final sales meter at the delivery terminal or some other point decided by PERTAMINA EP. Point of export/sales/ lifting will be defined specifically under separate procedures.

1.2	INTERPRETATION

1.2.1	References to SECTION, clauses and Exhibits refer to the SECTION and Exhibits of this Agreement, including any changes, renewals and additions thereto.

1.2.2	Approval as stipulated in this Agreement shall always be interpreted as a written approval.

1.2.3	The provisions of the law shall refer to any applicable law in the Republic of Indonesia including any amendments or additions thereto issued from time to time.

------End of SECTION I------

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SECTION II

SCOPE AND DURATION OF AGREEMENT

2.1	SCOPE OF AGREEMENT

2.1.1	This Agreement is an agreement to carry out Operations in accordance with the provisions herein contained;

2.1.2	PARTNER shall be responsible to PERTAMINA EP for the execution of such Operations in accordance with the provisions of the Agreement and is hereby appointed as a company to conduct the Operations;

2.1.3	PARTNER shall provide all the financial, technical, organization and skills for such Operations;

2.1.4	PARTNER shall carry all the risk of the Operating Costs required in carrying out the Operations. Such costs shall be included in the Operating Costs and treated as provided in SECTION V hereof and therefore PARTNER shall have the economic rights in accordance with SECTION V hereof;

2.1.5	During the term of the Agreement and subject to the terms and conditions of this Agreement, for the production of Petroleum derived from the Operations, PARTNER will be entitled to the portion in accordance with the provisions of SECTION V hereof.

2.2	DURATION OF AGREEMENT

2.2.1	Unless terminated earlier in accordance with the provisions of this Agreement, the duration of this Agreement shall be 10 (ten) Years as of the Effective Date with such term may be extended once for a maximum until the expiration of PERTAMINA EP KKS.

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2.2.2	PARTNER may, the earliest ten (10) Years and the latest two (2) Years before the Agreement expires, submit a written request for extension of the Agreement with techno-economy, operational, and commercial justification to PERTAMINA EP. Such extension of the duration of the Agreement shall be conducted in accordance with the prevailing regulations in PERTAMINA EP.

2.3	CONDITIONS PRECEDENT

2.3.1	PARTNER shall submit an irrevocable and unconditional Bank Guarantee to PERTAMINA EP as stipulated in SECTION VII hereof (“Conditions Precedent”).

2.3.2	Handing over of Operating Area, Asset and data from PERTAMINA EP to PARTNER shall be conducted on the Effective Date or at the latest on the first date of the subsequent month after the fulfillment of the Conditions Precedent set out in clause 2.3.1 or on other date as determined by PERTAMINA EP with written prior notice to PARTNER (“Effective Date”).

2.3.3	If the Conditions Precedent are not satisfied within sixty (60) calendar days after the Signing Date or any other time determined in written by PERTAMINA EP, then PERTAMINA EP has the right to terminate the Agreement in which case PERTAMINA EP shall incur no liabilities toward PARTNER.

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2.3.4	For the avoidance of doubt the handing over of Operating Area, Asset, and data from PERTAMINA EP to PARTNER shall not be interpreted by the Parties, in anyway and in any situation, as PERTAMINA EP’s “inbreng” or capital or equity or contribution into the Agreement.

------End of Section II------

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SECTION III

WORK PROGRAM AND BUDGET

3.1	PARTNER shall submit to PERTAMINA EP Work Program and Budget for the first Year and Manpower Planning no later than *** as of the Effective Date to obtain PERTAMINA EP’s written approval as the basis for the cost recovery calculation. If PARTNER fails to submit the first Year Work Program and Budget including Manpower Planning within *** since the Effective Date, then PERTAMINA EP shall have the right to terminate the Agreement in which case PERTAMINA EP shall incur no liabilities toward PARTNER.

3.2	Notwithstanding clause 3.1 above, PARTNER shall, no later than *** prior to the beginning of each Year, prepare and submit the Work Program and Budget of Operating Cost for the Operating Area setting forth the Operations which PARTNER proposes to PERTAMINA EP for the approval to carry out during the ensuing Year.

3.3	The Work Program shall be carried out by PARTNER in conducting Operations during the *** Firm Commitment years and budget in respect of each of such Firm Commitment years is as follows:

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Firm Commitment

***

3.4	PARTNER shall carry out the program pursuant to clause 3.3 above, since the Effective Date with the details of Firm Commitment as follows:

a.	If during the *** Firm Commitment Year, PARTNER has not performed the required Work Program in such Firm Commitment year, PARTNER may propose a written request to PERTAMINA EP no later than *** before the end of such Firm Commitment year to carry forward the Work Program which are not performed to the next Firm Commitment year. If such request is approved by PERTAMINA EP, PARTNER shall complete such Work Program no later than the end of the subsequent Firm Commitment year;

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b.	If during the *** Firm Commitment Year, PARTNER performs less Work Program than required in such Firm Commitment Year, with prior written approval by PERTAMINA EP, PARTNER may propose to carry forward the Work Program which are not performed at the latest *** before the end of the of second Firm Commitment Year and shall complete such Work Program no later than the end of the third Firm Commitment Year;

c.	If during the *** of Firm Commitment and/or the *** of Firm Commitment, PARTNER performs more work than required in such Firm Commitment year, PARTNER, may subtract such excess work from the work to be performed by PARTNER in the subsequent Firm Commitment years;

d.	If there are activities at the *** of Firm Commitment which are not performed at the end of such year, PARTNER, no later than *** before the end of third Firm Commitment Year, may propose a written request to PERTAMINA EP to extend the period of the Firm Commitment. PERTAMINA EP shall have full discretion to approve or deny such request for extension.

e.	in the event the PARTNER requests for an extension of the Firm Commitment period, PARTNER shall accompany such requests with:

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(i)	detailed explanation and sufficient evidences of the cause of such requests;

(ii)	plan of additional activity that shall be performed up to the end of the proposed extension Firm Commitment period, if any;

(iii)	detailed of the uncompleted Firm Commitment activities; and

(iv)	An irrevocable and unconditional Bank Guarantee in the amount equal to *** Firm Commitment activities, with a period covering the whole proposed extension Firm Commitment period plus additional *** after the expiration of the proposed extension Firm Commitment period for claim and disbursement period of such Bank Guarantee.

f.	Such approval or denial for the extension of Firm Commitment period proposal from PARTNER shall not be unreasonably withheld.

g.	If PERTAMINA EP denied the PARTNER’s proposal, PERTAMINA EP shall have the right to terminate the Agreement and forfeit Bank Guarantee.

h.	For each one year of extension of the Firm Commitment period which is approved by PERTAMINA EP, except if such extension is caused by the PARTNER’s Non Default, PARTNER shall pay to PERTAMINA EP a compensation for such extension in the amount of *** percent (***%) of the remaining value of Firm Commitment and shall extend the term of the Bank Guarantee as described in clause 7.3 of this Agreement. The payment mechanism of such compensation shall be determine in the approval letter for the Firm Commitment extension from PERTAMINA EP.

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3.5	In the event of any part or all of Firm Commitment of each Firm Commitment year, cannot be performed, then PARTNER may submit a replacement program of such Firm Commitment (“Substitution Program”) to PERTAMINA EP not later than *** before the end of each such Firm Commitment Year with a value is no less than the value of Firm Commitment be replaced. Such Substitution Program shall be performed by PARTNER after obtaining the prior written approval of PERTAMINA EP.

3.6	In the event PARTNER is proposing Substitution Program in the third Firm Commitment Period or Extension of Firm Commitment period, then PARTNER shall propose Substitution Program simultaneously with the Extension of Firm Commitment period proposal which is at the latest *** prior to the expiration of third Firm Commitment and/or its extension thereof as set forth in clause 3.4.

3.7	If the Substitution Program as stipulated in clause 3.7 of this Agreement cannot be carried out regardless the cause other than Force Majeure then the value of the Firm Commitment that cannot be carried out shall become the right of PERTAMINA EP as a compensation from PARTNER. In the event that PERTAMINA EP has been compensated, then PARTNER has been released from its Substitution Program obligation which compensation shall not be subject to cost recovery.

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3.8	It is recognized that in the event of emergencies or extraordinary circumstances which are not included as Force Majeure as specified in clause 12.1 of the Agreement, which interfering the Operation and requiring immediate actions including but not limited to blow out, work accident and environmental disturbance, either Party may take all actions it deems proper or advisable to protect its interests and those of its respective employees and any reasonable costs incurred shall be included in the Operating Costs to the extent such costs can be recovered by PERTAMINA EP under PERTAMINA EP KKS and applicable regulations governing cost recovery in Indonesia.

Appraisal of such reasonable costs can be determined by independent appraisal (if necessary) taking into account causes of such emergencies or extraordinary circumstances.

3.9	Any failures in completing all of Firm Commitment including its Substitution Program (if any) may cause the termination of the Agreement and forfeiture of Bank Guarantee in accordance to Section XV hereof by PERTAMINA EP.

------End of SECTION III------

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SECTION IV

RIGHTS AND OBLIGATIONS

4.1	PARTNER shall:

4.1.1	be solely and fully responsible for conducting Operations in accordance with terms and condition hereof, applicable prevailing laws and related regulations, including SKK MIGAS requirements and regulations;

4.1.2	be responsible to obtaining any documents, permit or certificates from GOI, and bear all incurred cost which shall be treated as Operating Costs;

4.1.3	subject to SECTION III herein above:

a.	provide all necessary funds, purchase and/or lease all Asset required to carrying out the Work Program pursuant to the Budget;

b.	provide such other funds for the performance of the Work Program including payment to Third Parties who perform service(s) as contractors or consultants. The selection or appointment of the contractors or consultants shall comply with the prevailing law and regulations, including but not limited to procurement regulations and policies issued by SKK Migas and/or PERTAMINA EP;

c.	accept Operating Area, Asset and data in ‘as is’ and ‘where is’ condition and maintain the Operating Area including all Asset and data in Operating Area until termination of this Agreement.

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4.1.4	furnish all technical aid required for the performance of the Work Program pursuant to Budget;

4.1.5	be responsible to prepare and to implement the Work Program, in a workmanlike manner in accordance with the appropriate scientific methods and the good engineering practices;

4.1.6	obtain written approval from PERTAMINA EP in the event of: (i) any changes of Organization Structure as attached in Exhibit-IV; or (ii) formation of new Organization Structure to conduct Operations in the Operating Area pursuant to the provisions herein contained;

4.1.7	implement PERTAMINA EP’s standard of Health, Safety and Environment (HSE) and corporate social responsibility in Operating Area, including but not limited to take the necessary precautions for protection of ecological systems, navigation and fishing and shall prevent pollution of the area, and the sea or rivers and the area surrounding the Operating Area as the direct result of Operations;

4.1.8	unless determined otherwise by PERTAMINA EP, after expiration or termination of the Agreement, or surrender part of or the whole of the Operating Area, or abandon of any field, PARTNER shall remove all equipment and installations from the Operating Area in a manner as determined by PERTAMINA EP, and perform all necessary site restoration activities in accordance with the applicable GOI’s regulations to prevent hazards to human life and property of others or environment;

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4.1.9	include in the annual Budget of Operating Costs, an estimate of the anticipated abandonment and site restoration costs and its funding for all existing wells contributed to the production and all of new wells in the Work Program and Budget. All expenditures incurred by PARTNER in the abandonment and site restoration of all such wells shall be treated as Operating Costs in accordance with the Accounting Procedure attached hereto as Exhibit – III of the Agreement. Management of fund for site restoration as mentioned above is stipulated by PERTAMINA EP;

4.1.10	include in requisite plan of development for each commercial discovery, the program and funding procedure for abandonment and site restoration activities. The amount of costs estimated and its funding to be required for this program shall be determined each Year in conjunction with the Budget of Operating Costs for the field development plan. All expenditures incurred by PARTNER shall be treated as Operating Costs in accordance with the Accounting Procedure attached hereto as Exhibit-Ill. Management of fund for site restoration as mentioned above shall be decided by PERTAMINA EP. For the avoidance of doubt, if the Agreement is ended by whatsoever reasons, PARTNER waives all of its rights to the abandonment and site restoration fund;

4.1.11	submit to PERTAMINA EP all such original geological, geophysical, drilling, well, production and other data and final reports as it may compile from each activity conducted pursuant to the Work Program at the earliest time and the maximum *** following such data obtaining, processing and interpretation;

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4.1.12	give preference to goods and services which are produced in Indonesia or rendered by Indonesian nationals, provided such goods and services are offered at equally advantageous conditions with regard to quality, price and availability at the time and in the quantities required;

4.1.13	comply with all applicable laws and regulations of Indonesia particularly which are applicable in PERTAMINA EP among others the Procurement regulations, gas sales regulations, employment regulations, and any other regulations related to PARTNER’s Operations hereunder and the policy of GOI or PERTAMINA EP’s shareholders on the security of domestic supply of Crude Oil and Natural Gas;

4.1.14	in case Natural Gas is discovered in sufficient quantity to be developed in the judgment of PERTAMINA EP, PARTNER seek market opportunity for Natural Gas on behalf of PERTAMINA EP in order to firm up a commercial gas market;

4.1.15	maintain regular reporting on the implementation of the Agreement and submit to PERTAMINA EP, including the operational, technical and financial phases, to account for the progress thereof;

4.1.16	with its best effort maintain and furnish to PERTAMINA EP, data, records accounts and statements on such forms approved by PERTAMINA EP for the purpose of its own internal requirements;

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4.1.17	at all time maintain insurance on well control, properties (including but not limited to surface facilities), and third party liabilities through PERTAMINA EP pursuant to PERTAMINA EP’s policy. The costs of such insurance shall be included in Operating Costs.

The above mentioned insurance shall be reported by PARTNER by submitting a copy of the insurance policy to PERTAMINA EP at the latest *** since the Signing Date;

4.1.18	in the event PARTNER is a Permanent Establishment (foreign established company), establish an authorized representative office in Jakarta, Indonesia, which fully authorizes to execute this Agreement;

4.1.19	deliver Baseline Production as stipulated in Exhibit - IV of this Agreement. If within a certain period, the production of Crude Oil is lesser than the Baseline Production, PARTNER has to meet and to deliver such shortfall to PERTAMINA EP as a first priority from Incremental Oil. If incremental production is never achieved which results in termination of the Agreement, then the obligation shall be considered fulfilled;

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4.1.20	fulfill its obligation towards the supply of the domestic market in Indonesia (Domestic Market Obligation “DMO”), PARTNER agrees to sell and deliver to PERTAMINA EP a portion of the share of the Petroleum to which PARTNER is entitled pursuant to clause 5.1.4 and 5.2.3 of this Agreement of calculated for each Year as follows:

i.	For Crude Oil:

(a)	multiply the total quantity of Crude Oil produced from Operating Area by a fraction the numerator of which is the total quantity of domestic Crude Oil to be supplied and the denominator is the entire Indonesian production of Crude Oil of all petroleum companies;

(b)	compute *** percent (***%) of total quantity of Crude Oil produced from the Operating Area;

(c)	multiply the lower quantity computed, either under point (a) or point (b) by the resultant percentage of PARTNER’s share as provided under clause 5.1.3 of SECTION V hereof;

The quantity of Crude Oil calculated under point (c) shall be the quantity to be supplied by PARTNER in any Year pursuant to this clause, and deficiencies, if any, shall not be carried forward to any subsequent Year; provided that if for any Year the recover-able Operating Costs exceed the difference of total sales proceeds of Crude Oil produced and sold hereunder as provided under SECTION V hereof, PARTNER shall be relieved from this supply obligation for such Year;

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The price at which such Crude Oil be delivered and sold under this clause shall be *** percent (***%) of the price as determined under clause 5.1.2 hereof;

PARTNER shall not be obligated to transport such Crude Oil beyond the Point of Export/Sale/Lifting but upon request of PERTAMINA EP, PARTNER shall assist in arranging transportation and such assistance shall be without costs or risk to PARTNER;

Notwithstanding the foregoing, for the period of *** starting the month of the first delivery of Crude Oil produced and sold from Operating Area, the price per Barrel for the quantity of Crude Oil supplied to the domestic market from the Operating Area shall be equal to the price determined in accordance with clause 5.1.2 of hereof for Crude Oil taken for the recovery of Operating Costs.

ii.	For Natural Gas:

For every new reservoir of Natural Gas discovered in the period following the Effective Date which can be produced commercially, fulfill its obligation towards the supply of the domestic market (DMO) as set out below:

(a)	Upon the discovery of a new reservoir of Natural Gas following the Effective Date, PARTNER shall notify PERTAMINA EP regarding such discovery;

(b)	Following such notification as stipulated in point (a) above the Parties shall agree on the quantity of proven reserves of Natural Gas in the discovered reserves;

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(c)	Within the period of *** following agreement by the Parties on the quantity of proven reserves as stipulated in point (b) above, PERTAMINA EP shall first give the opportunity for domestic buyer to purchase such Natural Gas;

(d)	No later than *** following the expiration of *** stipulated in point (c) above, PERTAMINA EP shall notify PARTNER concerning the condition of domestic market demand;

(e)	In case that in the period as stipulated in point (d) above, PERTAMINA EP notifies PARTNER of the existence of domestic buyer, PERTAMINA EP and PARTNER shall enter into negotiations with such domestic buyer for the sale of the DMO quantity as stipulated in this clause. In case that within *** after PERTAMINA EP’s notice, such negotiations did not reach any result in a binding sale and purchase agreement, then PARTNER shall be obliged to report to PERTAMINA EP.

(f)	In case that in the period as stipulated in point (d) above PERTAMINA EP does not notify PARTNER of the existence of domestic buyer or negotiation as stipulated in point (e) above did not reach any result in a binding sale and purchase agreement, PARTNER shall request the prior written approval of PERTAMINA EP to market the DMO quantity in the international market;

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(g)	The quantity of Natural Gas which PARTNER shall be obligated to supply for the consumption of domestic market (DMO) shall be calculated as follows:

(i)	compute ***percent (***%) of the quantity of Natural Gas produced and sold from the Operating Area;

(ii)	multiply the amount stipulated in point (g).l. with the percentage of PARTNER’s share provided under clause 5.2.3 hereof;

(iii)	total amount of Natural Gas calculated pursuant to point (g).2. is the amount that shall be fulfilled by PARTNER in every Year during the terms of the Agreement;

The price at which such Natural Gas be delivered and sold under this clause 4.1.21.ii.(g) shall be based on negotiation between PERTAMINA EP, PARTNER and buyer which has been approved by GOI;

PARTNER shall not be obligated to transport such Natural Gas beyond the Point of Export/Sale/Lifting but upon request of PERTAMINA EP, PARTNER shall assist in arranging transportation and such assistance shall be without costs or risk of PARTNER;

Notwithstanding the clauses above, PARTNER shall comply with GOI’s policy to fulfill at any time domestic demand;

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4.1.21	shall be obliged to periodically carry out metering of Crude Oil production in the Operating Area and PERTAMINA EP has the right at all times, to request PARTNER to execute such metering of Crude Oil production in the Operating Area;

4.1.22	conduct community development for the community surrounding the Operating Area;

4.1.23	not to create, incur to allow any lien or encumbrance on GOI’s and/or PERTAMINA EP’s Crude Oil and/or Natural Gas as stipulated hereunder for any indebtedness, obligations or liabilities in whatsoever way, except only PARTNER’s net share after pass through Point of Export/Sale/ Lifting as provided under SECTION V;

4.1.24	severally be subject to and pay the GOI all taxes pursuant to the Indonesian Tax Law and its implementing regulations;

4.1.25	deposit cash amount in PERTAMINA EP before the commencing of the First Annual Work Program in the minimum amount of *** United States Dollars (USD***) for the requirements of PERTAMINA EP to meet any expenditure incurred to accelerate PARTNER work implementation in normal conditions, with additional obligation to deposit cash amount upon cost required under clause 4.1.1. The amount of cash needed for the purpose of obtaining such licenses will be determined by PERTAMINA EP and shall be paid by PARTNER. The cash deposit which is not used will be returned to PARTNER after the termination of the Agreement. If there is any partial or entire expenditures from the cash deposit during the Annual Work Program, then PARTNER shall refill cash amount, which has been used up to the minimum amount of *** United States Dollars (USD***);

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4.1.26	conduct all activities related to management of production water to achieve zero discharge program pursuant to the prevailing laws and regulations;

4.1.27	ensures and warrants the continuity of consortium agreement or joint venture agreement during Firm Commitment period, if during the submission of proposal for cooperation PARTNER is a consortium or a joint venture. In case of termination of the consortium agreement or the joint venture agreement during the Firm Commitment period, PERTAMINA EP has the right to terminate this Agreement and forfeit the Bank Guarantee; and

4.1.28	accept the assignment and continue all agreements of goods/services that are already executed in the Operating Area from PERTAMINA EP.

4.2	PERTAMINA EP shall:

4.2.1	have the authority to market and sell all Crude Oil and Natural Gas produced and sold from the Operating Area, except for PARTNER’s entitlement of Crude Oil received by PARTNER after Point of Export/Sale/ Lifting for recovery of Operating Cost and PARTNER’s share as stipulated in of SECTION V of the Agreement;

4.2.2	have the right to approve the Organizational Structure and the Manpower Planning;

4.2.3	have title to all original data resulting from the Operations including but not limited to geological, geophysical, petrophysical, engineering, well logs and completion, status reports and any other data collected by PARTNER during the term of the Agreement;

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4.2.4	have the rights to assign all agreements of goods/services that have been already executed in the Operating Area to PARTNER;

4.2.5	If PARTNER fail to fulfill its obligation as described in clauses 4.1.2, then PERTAMINA EP has the rights to use the deposited cash as stipulated in clause 4.1.26 to settle PARTNER’s obligation. For the avoidance of doubts, the action taken by PERTAMINA EP as stipulated in this clause, cannot be interpreted in any forms a transfer of liabilities of PARTNER.

4.2.6	shall have the right to deduct any indebtness or other liabilities of PARTNER to PERTAMINA EP or damages that PERTAMINA EP has incurred due to PARTNER unsatisfactory performance of the Operations against amounts owed to PARTNER hereunder.

4.2.7	In the event the Agreement is terminated, there are still PARTNER’s invoices remaining which may be paid by PERTAMINA EP under this Agreement and PARTNER has not settle its obligation to pay its workers, then PARTNER hereby grant power of attorney to PERTAMINA EP to settle PARTNER’s obligation to pay PARTNER’s workers’ salaries up to the amount of the remaining of such PARTNER’s invoices. For the avoidance of doubts, the action taken by PERTAMINA EP as stipulated in this clause, cannot be interpreted in any way as to create a partnership or other joint venture or association or a trust. The Agreement shall not be deemed or construed to authorize any Party to act as an agent, representative, or employee for any other Party for any purpose whatsoever except as explicitly set forth in the Agreement.

------End of SECTION IV------

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SECTION V

RECOVERY OF OPERATING COSTS AND HANDLING OF PRODUCTION

5.1	CRUDE OIL

5.1.1	PERTAMINA EP shall have the right to sell all of the Crude Oil produced and sold from the Operating Area, except for the Crude Oil of PARTNER’s entitlement stipulated hereunder;

5.1.2	PARTNER will receive cost recovery of Operating Costs out of Crude Oil equal in value to such Operating Costs, which is produced and sold from the Operating Area and not used in the Operations subject to the terms and conditions stipulated in this Agreement. The right of PARTNER to recover Operating Costs referred to above shall be subject to the following:

(i)	PARTNER may recover its Operating Cost up to a maximum amount of *** percent (***%) from Gross Production produced and sold and not used for Operations in each Year, and will be set out in the cost recovery of Operating Costs Procedure which is inseparable part hereof;

(iii)	PARTNER shall only be entitled to recover Operating Costs to the extent such costs has been approved by PERTAMINA EP under the PERTAMINA EP KKS and prevailing regulations governing cost recovery for production sharing contractors in Indonesia;

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(iv)	PERTAMINA EP shall have the right to reconcile the actual Crude Oil production against the target production in each current Year. If it is proven based on the reconciliation result that the actual production target is below the target production in the respective current Year, PARTNER is not entitled to cost recovery.

(v)	For the purposes of determining the quantity of Crude Oil delivered to PARTNER required to recover the Operating Costs, the weighted average price of all Crude Oil produced and sold from the Operating Area during the Year will be used.

(vi)	PARTNER shall have no right over any portion of the Crude Oil produced if it is the same as or below the Baseline Production and sold from the Operating Area.

5.1.3	For the Crude Oil produced from the Operating Area remaining after deducting the Operating Costs in accordance with clause 5.1.2 above and deducting *** percent (***%) of SKK Migas’s share under the PERTAMINA EP KKS, PARTNER shall be entitled to receive each Year, *** percent (***%) share which is taken from *** percent (***%) share of PERTAMINA EP under PERTAMINA EP KKS before corporate and dividend taxes of PERTAMINA EP’s share. The details of calculation of Cost Recovery allocation will be set out in the Oil Lifting Accounting Procedure which is inseparable part hereof; and

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5.1.4	Title to PARTNER’s entitlement of Crude Oil to recover the Operating Costs under clause 5.1.2 and PARTNER’s share un-der clause 5.1.4 shall pass to PARTNER after the Point of Export/Sale/Lifting. PARTNER shall be entitled to take and receive and freely export their Crude Oil.

5.2	NATURAL GAS

5.2.1	Any Natural Gas produced from the Operating Area to the extent not used in the Operations hereunder may be flared if the processing and utilization thereof is not economical. Such flaring shall be conducted in reference to the prevailing laws and regulations and to the extent that the Natural Gas is not required to effectuate the maximum economic recovery of the Petroleum by secondary recovery Operations, including repressuring and recycling;

5.2.2	Should PERTAMINA EP and PARTNER consider that the processing and utilization of Natural Gas is commercial, in addition to that used in secondary recovery Operations, then the construction and installation of facilities for such processing and utilization shall be carried out pursuant to an approved Work Program and Budget. It is hereby agreed that all costs and revenues derived from such processing, utilization and sale of Natural Gas, shall be treated on a basis equivalent to that pro-vided for herein concerning Operations and disposition of Crude Oil, maximum *** percent (***%) shall be allocated for Operating Costs associated with the Natural Gas Operations of such Natural Gas in such Year. If, in any Year, the Operating Costs exceed the value of such Natural Gas allocated for the Operating Costs in such Year, then the unrecovered excess shall be recovered in succeeding Years;

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5.2.3	Of the sales proceeds of Natural Gas produced and sold from the Operating Area remaining after deducting Operating Costs in accordance with clause 5.2.2 above and deducting *** percent (***%) of SKK Migas’s share under PERTAMINA EP KKS, PARTNER shall be entitled to receive its share each Year, ** *percent (***%) which is taken from *** percent (***%) share of PERTAMINA EP under PERTAMINA EP KKS before corporate and dividend taxes of PERTAMINA EP’s share, after the Point of Export/Sale/Lifting;

5.2.4	In the event, however, PARTNER considers that the processing and utilization of Natural Gas is not economical, then PERTAMINA EP may choose to take and utilize such Natural Gas that would otherwise be flared in accordance with clause 5.2.1, all costs of taking and handling to be for the sole account and risks of PERTAMINA EP.

------End of Section V------

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SECTION VI

TRANSFER OF RIGHTS AND OBLIGATIONS AND CHANGE OF CONTROL

6.1	PARTNER may only transfer its rights and obligations of this Agreement to a Third Party (“Assignment”) or make Change of Control, by first fulfilling requirements set as follows:

a.	PARTNER shall have completed all Firm Commitments as stipulated in clause 3.3 of hereof; and

b.	PARTNER submits a prior written proposal to PERTAMINA EP of such Assignment or Change of Control to obtain PERTAMINA EP’s written approval; and

c.	PERTAMINA EP has given its approval for PARTNER’s proposal as stipulated in clause 6.1 point b above. If within *** after receiving PARTNER’s proposal as stipulated in clause 6.1 point b, PERTAMINA EP has not responded to PARTNER’s proposal, then PERTAMINA EP shall be deemed to have denied;

6.2	In the event such Assignment or Change of Control is given to its Affiliate and/or PARTNER’s existing shareholder(s), then PARTNER shall give a prior written notice at the latest *** to PERTAMINA EP before such Assignment and/or Change of Control is effective.

6.3	PARTNER has furnished a written guarantee ensuring that the transferee shall abide upon all terms, conditions and all obligations which has been vested and which will arise in the future in accordance with the Agreement.

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6.4	In the event that after the Assignment in accordance with clause 6.1, there is more than one party holding the rights and obligations as PARTNER hereunder, then, for the conduct of the Operations, one of the party shall be appointed as operator. The appointment of such operator shall obtain PERTAMINA EP’s prior written approval.

------End of SECTION VI------

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SECTION VII

BANK GUARANTEE AND CASH IN ADVANCE

BANK GUARANTEE:

7.1	PARTNER shall deliver to PERTAMINA EP an irrevocable and unconditional Bank Guarantee, in the format as per Exhibit - VI, to guarantee the execution of Firm Commitment, in the amount of ***% (***percent) from the total value of Firm Commitment or USD *** (*** United States Dollar), whichever amount is higher.

Any cost incurred as a result of the issuance of the Bank Guarantee and any of its extensions, if any, shall be borne solely by PARTNER and shall not be treated as recoverable cost.

7.2	Bank Guarantee submitted by PARTNER to PERTAMINA EP shall be valid, registered in and administered by Bank or issued by Lembaga Pembiayaan Ekspor Indonesia (LPEI)/Indonesia Eximbank.

In the event of such Bank Guarantee issued by a bank, the issuing bank of such Bank Guarantee shall be an Indonesian state owned bank, or private bank domiciled or licensed in Indonesia, and have Capital Adequacy Ratio (CAR) above average pursuant to the regulation of Central Bank of Indonesia.

7.3	Such Bank Guarantee shall be effective for ***Agreement Years plus additional *** for claim and disbursement period of such Bank Guarantee.

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7.4	Notwithstanding clause 3.4 point e (iv), such Bank Guarantee as stipulated in clause 2.3.1 hereunder shall be delivered to PERTAMINA EP no later than *** as of the Signing Date. If PARTNER does not deliver any of the Bank Guarantee nor its extension within the determined period, then PERTAMINA EP shall have the right to terminate the Agreement as stipulated in SECTION XV hereof.

7.5	In case that such Bank Guarantee is not valid pursuant to Indonesian banking regulations, PARTNER shall deposit a substitution cash, in the same amount with the Bank Guarantee that should have been delivered, to PERTAMINA EP’s account no later than *** since such Bank Guarantee is declared not valid by the issuing bank. If PARTNER fails to deposit a substitution cash no later than *** since such Bank Guarantee is declared not valid by the issuing bank, PERTAMINA EP shall have the right to terminate the Agreement and the right to claim damages from PARTNER pursuant to this Agreement and to the prevailing laws and regulations. PARTNER shall have no right to claim any reimbursement for any expenses incurred or to claim any damages caused by the termination of this Agreement.

7.6	Bank Guarantee or substitution cash (with no interest incurred) shall be returned once PARTNER has completed the entire Firm Commitment.

7.7	PERTAMINA EP shall have the right to forfeit such Bank Guarantee or a substitution cash for the interest of PERTAMINA EP in case: (i) PARTNER does not fulfill its obligation in connection with the Firm Commitment regardless PERTAMINA EP exercises its right to terminate this Agreement or not pursuant to clause 3.4 or clause 3.11 of the Agreement; or (ii) when PARTNER elects to surrender its rights and be relieved of its further obligations stipulated in the Agreement under clause 15.3 of this Agreement; or (iii) in case of any termination of this Agreement under clause 15.6, clause 15.7 of this Agreement.

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7.8	In the event PERTAMINA EP decides to forfeit the Bank Guarantee without terminate the Agreement as stipulated in clause 7.7 point (i), then PARTNER, no later than *** since the forfeiture of the Bank Guarantee by PERTAMINA EP, shall submit a Bank Guarantee replacement to PERTAMINA EP in the amount of ***% from the remaining value of uncompleted Firm Commitment, with a period covering the whole proposed extension Firm Commitment period plus additional *** after the expiration of the proposed extension Firm Commitment period for claim and disbursement period of such Bank Guarantee. PERTAMINA EP have the rights to terminate the Agreement if PARTNER fail to submit the Bank Guarantee replacement as stipulated in this clause.

7.9	CASH IN ADVANCE:

To ensure the financial continuity of the implementation of Firm Commitment as stipulated in clause 3.3 of the Agreement, PARTNER shall provide the funds as Cash in Advance which is deposited in stage into the separate account on behalf of PARTNER in bank which shall be domiciled in Indonesia, preferably an Indonesian State owned Bank.

Copies of bank statement shall be submitted to PERTAMINA EP no later than the 10th of each month every month from the Bank where the account of Cash in Advanced is opened

7.10	Deposit of Cash in Advance as stipulated in clause 7.8 above for the first year Firm Commitment shall be made in the same amount in *** stages with each stage of *** percent (***%) of the value of first year Firm Commitment as follows:

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a.	the first deposit is not later than *** after the Effective Date;

b.	the second deposit is not later than *** after the Effective Date;

c.	the third deposit is not later than *** after the Effective Date;

d.	the fourth deposit is not later than *** after the Effective Date.

The amount of Cash in Advance shall be calculated based on the value of Firm Commitment. However, if the Work Program & Budget and AFE have been already approved therefore the amount of Cash in Advance shall be calculated from the Work Program & Budget and AFE.

7.11	Deposit of Cash in Advance as stipulated in clause 7.8 above for the second and third years of Firm Commitment shall be made in the same amount in *** stages with each stage of *** (***%) of the value of second or third year Firm Commitment as follows:

a.	the first deposit is no later than the commencement of *** Firm Commitment Year;

b.	the second deposit is no later than *** after the commencement of *** Firm Commitment Year;

c.	the third deposit is no later than *** after the commencement of *** Firm Commitment Year;

d.	the fourth deposit is no later than *** after the commencement of *** Firm Commitment Year.

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7.12	PERTAMINA EP and PARTNER each shall be obliged to appoint three (3) persons as the representative signatory of checks/giro for withdrawal Cash in Advance. In addition, check/giro for withdrawal Cash in Advance shall be signed jointly by one (1) person appointed by PERTAMINA EP and one (1) person appointed by PARTNER.

7.13	No earlier than ***after the submission of the Cash In Advance, PARTNER may demand for withdrawal of Cash In Advance through the written request to PERTAMINA EP which shall be completed with attachment of the program to utilize such fund in relation to the implementation of the Firm Commitment and evidences which shall be consist of AFE approval (if required) and any evidence of implementation of the work including but not limited to contract and/or work order/purchase order. PERTAMINA EP no later than *** shall give the approval to such submission of Cash In Advance after PARTNER has submitted all the requirements as stated herein. In the event that PERTAMINA EP grants such approval more than *** and PARTNER has paid to the Third Party with regard to the work as included in Firm Commitment as evidenced by providing copy of payment confirmation, thus the subsequent PARTNER’s obligation in relation to the submission of Cash In Advance shall be calculated to such Third Party settlement.

PARTNER shall maintain minimum balance remaining in the Cash in Advance account amounted to *** United States Dollars (USD***) until PARTNER completed all Firm Commitment.

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7.14	PERTAMINA EP agrees to give consent upon the withdrawal of remaining amount of Cash in Advance and closing such account by PARTNER after all of the Firm Commitment has been completed by PARTNER or in the event PARTNER elects to surrender its rights and be relieved of its further obligations in accordance to clause 15.3 of SECTION XV of the Agreement.

7.15	If at each time specified above, PARTNER does not fulfill its obligations pursuant to clause 7.9 and clause 7.10 above, then PERTAMINA EP shall have the right to terminate the Agreement and without relieving PERTAMINA EP’s other rights pursuant to the Agreement hereto and by law, except in terms of the total deposit of Cash In Advance has complied with the obligation in relation with Firm Commitment after taking into account with the PARTNER’s payment to the Third Party pursuant to clause 7.13 above

------End of SECTION VII------

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SECTION VIII

PAYMENTS

8.1	All Payments to be made pursuant to the Agreement shall be made in United States Dollar currency at a bank to be designated by the Party receiving such payment, unless otherwise agreed by the Parties or stipulated by rules and regulation to make such payments in other currencies.

8.2	Any payments made pursuant to the Agreement, unless specified otherwise, shall be made within *** after PERTAMINA EP received the invoice with all the required supporting documents.

8.3	Related to the PARTNER’s obligation to deliver Baseline Production (NSO) pursuant to clause 4.1.19, for the payment of Baseline Production (NSO) shortfall the following provisions shall apply:

a.	In the event the Incremental Oil production is larger than Baseline Production, then PARTNER shall pay to PERTAMINA EP the entire Baseline Production shortfall;

b.	In the event the Incremental Oil production is less than Baseline Production, then PARTNER shall settle Baseline Production shortfall to PERTAMINA EP minimum of *** percent (***%) of Incremental Oil production. Such settlement of Baseline Production shortfall shall be fully settled within *** period as of the first Incremental Oil production occurred;

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c.	In the event that period as describe in point-b is continuing nevertheless PARTNER’s Baseline Production shortfall in point-b has not been fully settled, then PARTNER shall pay Baseline Production shortfall to PERTAMINA EP minimum of *** percent (***%) of Incremental Oil production. The settlement of Baseline Production shortfall shall be applicable for the subsequent *** after the period as described in point-b occurred;

d.	In the event the Baseline Production shortfall in point-c above has not been fully settled, thus PARTNER has the right to terminate this Agreement pursuant to clause 15.16 of the Article XV of this Agreement and PARTNER shall be released from the obligation of Baseline Production shortfall.

------End of SECTION VIII------

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SECTION IX

ASSETS

9.1	Asset which right to manage is transferred from PERTAMINA EP to PARTNER and/or the Asset purchased by PARTNER pursuant to the Work Program and Budget and has landed in Indonesia customs territory, is the property of PERTAMINA EP qq. GOI.

9.2	PERTAMINA EP may extend, but no obligation, its import facilities to PARTNER if PARTNER purchases or leases Third Parties Asset from outside Indonesian customs territory for the purpose of Operation.

9.3	PARTNER shall maintain such Asset in good conditions during the term of the Agreement, properly recording such Asset and periodically reporting the Asset status to PERTAMINA EP.

9.4	In the event of bankruptcy and/or termination of the Agreement regardless of any cause, PERTAMINA EP is not obliged for the whereabouts and/or the conditions of Asset which are not listed as the property of GOI and/or PERTAMINA EP. The whereabouts and/or the conditions of Asset of PARTNER whether loaned or rented from Third Party, shall be solely borne by PARTNER.

------End of SECTION IX------

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SECTION X

GOVERNING LAW AND SETTLEMENT OF DISPUTES

10.1	This Agreement is governed and subject to the laws and regulations of the Republic of Indonesia.

10.2	Disputes, if any, arising between PERTAMINA EP and PARTNER relating to the implementation of the Agreement and/or interpretation of any clauses of the Agreement, PERTAMINA EP and PARTNER will make every effort to settle amicably any dispute arising therefrom.

10.3	Any disputes between PERTAMINA EP and PARTNER which cannot be settled amicably within ninety (90) Working Days as of the date of a written request to hold deliberation for amicable settlement, shall be submitted to the District Court pursuant to domicile of Head Office of PERTAMINA EP.

------End of SECTION X------

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SECTION XI

CONFIDENTIALITY

11.1	PARTNER shall obtain written permit of GOI through PERTAMINA EP pursuant to prevailing laws and regulations to utilize any data relating to Crude Oil and Natural Gas other than data from the Operations Area to utilize including but not limited to geological, geophysical, petrophysical, engineering, well logs and completion, status reports and any other technical data including interpretations prepared and gathered in connection with, utilized in, and/or obtained pursuant to the Agreement (hereinafter referred to as “Confidential Information”).

11.2	PARTNER and all of its officers, directors, employees, Affiliates, advisors, agents, PARTNERs, legal counsel and representatives shall keep in strict confidence all of the Confidential Information and any information related to the Agreement and shall not disclose or permit to be disclosed any Confidential Information to any other person, firm, company or body, without obtaining the prior written consent from PERTAMINA EP.

11.3	Without the prior written consent of PERTAMINA EP, PARTNER shall not use any Confidential Information and any information related to the Agreement for any purpose other than as provided in the Agreement, unless required to be disclosed by applicable law or court order.

11.4	Confidential Information shall not include data or information which has becomes part of the public domain.

11.5	This provisions of this SECTION XI shall bind the Parties as of the Signing Date and shall remain in force after the termination of the Agreement.

------End of Section XI------

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SECTION XII

FORCE MAJEURE

12.1	Force Majeure means any events beyond the control of the Parties and not caused by negligence or omission of the affected Party and was not reasonably foreseeable and beyond the control of the parties to resolve which resulted from whatsoever cause which shall include but not limited to: fire, earthquake, hurricane, heavy rains, flood and other acts of God, insurrection, explosion, riots, war, blockade, labor conflict, mass strike, epidemics, acts of GOI or changes in law or regulation, that affect directly to the implementation of the Agreement including termination of the PERTAMINA EP’s KKS by GOI. Lack of access to fund or lack of fund is not regarded as a Force Majeure.

12.2	If any Party is unable to perform or fulfill its obligations hereunder, wholly or in part, by reason of Force Majeure, then the affected Party must take all necessary actions to minimize any losses that might incur during the event of Force Majeure.

12.3	As soon as practicable but in no case shall be no later than *** from the time should have been known or from the time of the Force Majeure occurs, the affected Party shall serve a notice in writing to the non-affected Party describing such Force Majeure which provides a good faith estimate of duration of the Force Majeure and to the time that performance is expected to be resumed. Within *** after receiving of such notice, the non-affected Party shall respond in writing. In the absence of such response within the ***, the non-affected Party is deemed accepting such Force Majeure. Disputes, if any, arising between the Parties relating to the such Force Majeure event, then such dispute shall be resolved pursuant to SECTION X hereunder.

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12.4	If for temporary period the Operations are delayed, curtailed or prevented by such causes, then the term of this Agreement can be extended for a period equal to the period thus involved.

12.5	If a Force Majeure event take place or predicted to take place more than ***, then The Parties may declare such Force Majeure as permanent and The Parties may terminate the Agreement. All rights and obligations incurred prior to Force Majeure happened must be fulfilled.

12.6	If a condition or event occurs other than Force Majeure during the Firm Commitment Year(s) which:

a.	is beyond the reasonable control of PARTNER; and

b.	adversely affects the performance by PARTNER of its obligations and commitments under clause 3.2 of this Agreement,

then PARTNER may propose, and PERTAMINA EP may approve, having considered all relevant factors such as permitting issues, that the relevant condition/event constitute a PARTNER non-default. Any event which is approved by PERTAMINA EP as a PARTNER non-default will constitute a “Operation Obstacle”.

------End of SECTION XII------

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SECTION XIII

INDEMNIFICATION

13.1	PARTNER shall, at all times defends, save and hold harmless and indemnify PERTAMINA EP from any actions, claims, proceedings, costs, charges, expenses (including but not limited to reasonable attorney’s fees, court costs and expenses incurred in defense of PERTAMINA EP and its Affiliates); arising out of or in connection with the performance of this Agreement or non-performance by PARTNER of its commitments and obligations hereunder, including problems or disputes arising between PARTNER and Third Party including its covertures, shareholder, affiliates, Partners, employee including with GOI institution or arising between share holder and PARTNER’s company organization which in the settlement process: (i) involving PERTAMINA EP including its employee in any capacity in such dispute; (ii) may be indicated to create any material or immaterial damage to PERTAMINA EP as evidenced by any summons from the authorized GOI institution; (iii) occurs claims and demands whatsoever which may be made or brought against PERTAMINA EP or its Affiliates by any Third Party including PARTNER’s shareholder, covertures, employees regarding with the performance of the Agreement.

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13.2	PARTNER at any time shall indemnify PERTMINA EP of any responsibilities whatsoever that may arise from the performance of Operations, for the avoidance of doubts, PARTNER declare that any approval from PERTAMINA EP shall not be deemed as act of takeover or involvement by PERTAMINA EP in the performance of Operations by PARTNER.

13.3	Putting aside the clause 15.4 of this Agreement, in the event that PARTNER violates the clause 13.1 and 13.2 hereunder, PERTAMINA EP shall have the right to terminate the Agreement at once.

------End of SECTION XIII------

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SECTION XIV

EMPLOYMENT AND TRAINING OF INDONESIAN PERSONNEL

14.1	PARTNER shall employ Indonesian personnel and undertake the schooling and training of Indonesian personnel for labor and staff positions including administrative and executive management positions with the Indonesian personnel shall be arrange for agreed number by the Parties and PARTNER shall report to PERTAMINA EP at least once in a year.

14.2	Costs and expenses of schooling and training Indonesian personnel shall be included in Operating Costs.

------End of SECTION XIV------

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SECTION XV

TERMINATION OF THE AGREEMENT

15.1	The Parties hereby waive the provisions of Articles 1266 paragraph 2, 3, and 4 of the Indonesian Civil Code to the extent it requires a court decision for the termination of this Agreement.

15.2	PARTNER shall have no right to terminate the Agreement until the PARTNER has satisfactorily completed its Firm Commitment, except by provisions as stipulated in clause 15.3 hereunder.

15.3	If in the *** Firm Commitment Year period, PARTNER has not completed all of its Firm Commitment pursuant to SECTION III and after consultation with PERTAMINA EP, PARTNER selects to surrender its rights and be relieved of its further obligations hereunder (not including PARTNER’s liability towards any Third Party) may deliver a *** prior written notice, then PERTAMINA EP shall have the right to forfeit the Bank Guarantee pursuant to SECTION VII, for the interest of PERTAMINA EP and to terminate the Agreement without any obligations toward PARTNER.

15.4	If at any time during the term of this Agreement, PARTNER has failed to perform as a reasonable and prudent PARTNER or has failed to fulfill any of its obligations hereunder, PERTAMINA EP shall have the right to issue to PARTNER “Performance Deficiency Notice”. Said notice shall describe the performance deficiencies of PARTNER hereunder and the period given by PERTAMINA EP to PARTNER to remedy the deficiencies.

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Upon receipt of the Performance Deficiency Notice, PARTNER shall immediately remedy the deficiencies describe in said Performance Deficiency Notice within the period as stated in said notice. Should the PARTNER fail to remedy the deficiencies within the specified period as stated in the notice or the Parties fail to agree on an extension of the period of time in which PARTNER can remedy the deficiencies, the elapse of such time shall become a conclusive evidence of PARTNER’s breach. PERTAMINA EP, with prior written notice to PARTNER, shall have the right to terminate this Agreement effectively as of the date of such notice. Therefore PARTNER shall immediately relinquish the Operation Area to PERTAMINA EP.

15.5	PERTAMINA EP may terminate the Agreement if:

a.	PARTNER fails to deliver Bank Guarantee in accordance with clause 2.3.1, clause 7.1 and clause 7.4 of the Agreement; or

b.	PARTNER submits an invalid Bank Guarantee as stated in clause 7.5 of the Agreement; or

c.	PARTNER made Assignment any rights and obligations hereunder and/or made Change of Control not in accordance the conditions set forth in clause 6.1 of the Agreement. If such assignment and Change of Control occurred during Firm Commitment period, PERTAMINA EP shall have the right to forfeit the Bank Guarantee.

15.6	In the event PARTNER files or is filed for bankruptcy and/or suspension of payment, PERTAMINA EP shall have the right to terminate the Agreement with immediate effect by serving a written notice of termination to PARTNER and PERTAMINA EP is entitled to forfeit Bank Guarantee, if any.

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15.7	In the event PERTAMINA EP denied PARTNER’s request to carry forward the Firm Commitment as per clause 3.4 point a or denied the request for an extension of the Firm Commitment period as per clause 3.4 point d, PERTAMINA EP shall have the right to terminate the Agreement and to forfeit the Bank Guarantee

15.8	In the event the PARTNER fails to perform all of its Firm Commitment including the Substitution Program (if any), therefore PERTAMINA EP shall have the right to terminate this Agreement and forfeit the Bank Guarantee.

15.9	if in the second Firm Commitment Year PARTNER only completed the carried forward first Firm Commitment Year Firm Commitment and fails to perform the second Firm Commitment Year Firm Commitments, PERTAMINA EP shall have the right to terminate the Agreement and to forfeit the Bank Guarantee:

15.10	If PARTNER fails to deposit Cash in Advance as stipulated in clause 7.10 and 7.11 hereunder, then PERTAMINA EP shall have the right to terminate the Agreement and to forfeit the Bank Guarantee.

15.11	With regard to the discovery of Natural Gas within three (3) Firm Commitment Years, or the extension thereto, which is considered economical for processing and utilization, PERTAMINA EP may give the maximum of twenty two (2) Year as of the approval of PERTAMINA EP to be developed. The of two (2) Year period is approved in order to obtain potential gas buyer(s) and to make POD. In the event that after f the two (2) Year expired there is no available potential gas buyer, and no economical Crude Oil production, then PERTAMINA EP shall have the right to terminate the Agreement.

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15.12	If PARTNER has completed the Firm Commitment, and PERTAMINA EP considered that there is no commercial discovery, PERTAMINA EP shall have the right to terminate the Agreement.

15.13	If there is any issues between PARTNER and Third Party including its co-ventures, shareholders, Affiliates, PARTNERs, employees, including GOI institution or arising between shareholders and PARTNER’s company organization that cause PERTAMINA EP including its shareholders, directors or its personnel being involved in such issues, PERTAMINA EP shall have the right to terminate this Agreement.

15.14	PERTAMINA EP shall have the right to terminate the Agreement and to forfeit the Bank Guarantee if during the Firm Commitment period PARTNER fails to fulfill its obligations hereunder.

15.15	At any time following the end of Firm Commitment period, if in the opinion of PARTNER circumstances do not warrant continuation of Operations, PARTNER may, by giving a written notice to that effect to PERTAMINA EP, and after consultation with PERTAMINA EP, relinquish its right and be relieved of its obligation pursuant to this Agreement, except such rights and obligations related to the period prior to such relinquishment.

15.16	In the event the Baseline Production shortfall of PARTNER pursuant to clause 8.3 point-d Section VIII of the Agreement has not been fully settled, then PERTAMINA EP shall have the right to terminate this Agreement without approval from or interference by the court and without prejudice to PERTAMINA EP’s other right including the right to obtain compensation from and other remedies against PARTNER as provided in the Agreement and/or by laws, and PARTNER shall be released from the obligation of Baseline Production shortfall.

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15.17	In case of any termination of the Agreement pursuant to SECTION XV of this Agreement, PARTNER shall have no right to claim for damages and/or compensation in whatsoever form toward PERTAMINA EP and PERTAMINA EP shall only be obliged to satisfy PARTNER’s right arisen, which has been approved by PERTAMINA EP, prior to such termination.

15.18	Subject to clause 9.1 of this Agreement, in the event of termination of the Agreement, all assets including but not limited to the implementation of Firm Commitment, whether the cost has or has not been recovered, remains owned by PERTAMINA EP and PARTNER can not demand any losses and/or compensation to PERTAMINA EP.

15.19	Subject to clause 18.6 of this Agreement, in the event of expiration of the Agreement as specified under clause 2.2 of this Agreement, settlement for the rights and obligations herein, if any, shall be completed in good faith by the Parties no later than *** after the termination date of the Agreement.

15.20	In the event of any audit finding by a GOI institution regarding the rights and obligations of Parties after *** of the termination of this Agreement, then the Party which suffer loss may seek settlement as provided in SECTION X of the Agreement.

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15.21	The termination of the Agreement based on SECTION XV does not waive a Party right to claim damages and take any other available legal actions against the other Party pursuant to this Agreement and/or prevailing laws and regulations.

------End of SECTION XV------

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SECTION XVI

BOOKS AND ACCOUNTS AND AUDITS

16.1	BOOKS AND ACCOUNTS

PARTNER shall be responsible for keeping proper and complete books and accounts reflecting all Operating Costs consistent with customary petroleum industry practices and procedures as described in Exhibit-Ill attached hereto. Should there be any inconsistency between the provisions of SECTION V of the Agreement and the provisions of Exhibit-Ill, then the provisions of SECTION V of the Agreement shall prevail.

16.2	AUDITS

16.2.1	PERTAMINA EP shall have the right to inspect and audit PARTNER’S books and accounts relating to the Agreement for any Year, or at any time, if necessary. Any exception must be made in writing within *** following the completion of such audit. PERTAMINA EP may require PARTNER to engage a reputable independent public accountant to audit, in accordance with generally accepted auditing standards, the PARTNER’s books and accounts relating to the Agreement for any Year or perform such auditing procedures as deemed appropriate by PERTAMINA EP. A copy of the independent public accountant’s report or any exceptions shall be forwarded to PERTAMINA EP within *** following the completion of such audit. The costs related to the engagement of such independent accountants shall be included in Operating Costs.

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16.2.2	The audit result as stipulated in clause 16.2.1 above is final after it has been agreed by the Parties’ representative in audit close out meeting. PARTNER shall settle all findings in such final audit despite the Agreement has ended for whatsoever reason.

------End of SECTION XVI------

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SECTION XVII

NOTICES AND CORRESPONDENCES

Any notices required or given by either Party to the other shall be deemed to have been delivered when properly acknowledged for receipt by the receiving Party.

All such notices shall be addressed to:

PT PERTAMINA EP

Menara Standard Chartered 12th Floor

Jalan Prof. Dr. Satrio No. 164

Jakarta 12950, Indonesia

Telephone	: 62-21- 57893001
Fax	: 62-21- 57946333
Attn.	: President Director

PT GREEN WORLD NUSANTARA

Dea Tower 1, 11th Floor, Suite 1103

Kawasan Mega Kuningan

Jl. Mega Kuningan Barat

Kav. E 4.3 No. 1-2

Jakarta, Indonesia

Telephone	: +62 21 576 8888
Fax	: +62 21 576 1009
Attn.	: Direktur Utama

Either Party may: (i) delegate to its sub-ordinate for any correspondences, (ii) substitute or (iii) change such address on written notice thereof to the other.

------End of Section XVII------

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SECTION XVIII

OTHER PROVISIONS

18.1	PERTAMINA EP’s approval and stipulation in accordance with its authorities in this Agreement shall not be interpreted as any waiver or derogation of PARTNER’s responsibility or taking over by or involvement of PERTAMINA EP in the PARTNER’s responsibilities in conducting the Operations. For the avoidance of doubts, notwithstanding any provisions set forth otherwise in this Agreement, PARTNER shall remain to be fully liable for the performance of Operations in the Operating Area.

18.2	Handing over of Operation Area to and from PARTNER shall be conducted with berita acara serah terima as stipulated in Exhibit - VII hereunder.

18.3	The Agreement constitutes the entire agreement between PERTAMINA EP and PARTNER concerning the subject matter hereof. All previous documents, undertakings and agreements, whether verbal, written or otherwise, between the Parties prior to this Agreement, except all of administrative documents of PARTNER as required when PARTNER submitted a cooperation proposal for the purpose of this Agreement, hereby declared void and shall not affect or modify any of the terms or obligations set forth in the Agreement, including the terms of any of the Exhibits of the Agreement.

18.4	In the event that there is a straddling of structure in the Operating Area which exceeds the borders of the Operating Area, then:

a.	If the borders of such straddling are in the contract area of another Cooperation Contract, then PERTAMINA EP shall have the right to negotiate with the relevant contractor for the possibility of unitization;

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b.	If the borders of straddling are in an open area, then PERTAMINA EP shall consult with SKK Migas in relation to the solution of such matter.

c.	If the borders of straddling are in an Operating Area of PARTNER and the other business partner’s (KSO/Technical Assistance Contract) of PERTAMINA EP, then PERTAMINA EP shall determine the entitlement or portion for each of those partners in term of unitization within the operating area.

18.5	PERTAMINA EP and PARTNER agree that all of the percentages as stipulated in SECTION V of the Agreement have been determined on the assumption that PARTNER is subject to corporate and dividends taxes on profits after tax under Indonesian Income Tax Law and is not sheltered by any tax treaty to which the GOI has become a party.

18.6	In the event that, any PARTNER’s portion in the Agreement becomes subject to a tax treaty or new Indonesian Income Tax Law, then all of the percentages appearing in SECTION V as applicable only to the portion of PARTNER in the Agreement so affected by a tax treaty and/or the new Indonesian Income Tax Law shall be revised in order to maintain the same net split for PARTNER in the Agreement, due to basically PARTNER’s net split hereunder shall be *** percent (***%) net split after corporate and dividend taxes for Crude Oil before DMO pursuant to SECTION IV of the Agreement and *** percent (***%) net after corporate and dividend taxes for Natural Gas before DMO pursuant to SECTION IV of the Agreement.

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18.7	Value Added Tax, Import Duties, Personal Income Tax for PARTNER shall have equal treatment to PERTAMINA EP as provided under KKS between PERTAMINA EP and SKK Migas, and/or other related regulations, and the implementation.

18.8	In the event that the Agreement terminates because whatsoever cause including the expiration of the Agreement, PARTNER shall have no right to the unrecovered amount of Operating Costs except for the cost recovery of the Operating Cost which PARTNER has already entitled before the termination of the Agreement and has fulfilled the requirements set out in SECTION V and Exhibit III of this Agreement and has been approved by PERTAMINA EP.

18.9	The rights, obligations and liabilities of The Parties hereunder shall be individual, not jointly or collectively. The Parties do not intent to create or to construe a partnership or other joint venture or association or a trust. The Agreement shall not be deemed or construed to authorize any Party to act as an agent, representative, or employee for any other Party for any purpose whatsoever except as explicitly set forth in the Agreement.

18.10	For the avoidance of doubt this Agreement shall not include the cultivation of the coal bed methane, shale gas and oil well which shall be classified as old well as described in the prevailing laws and regulations.

In the event there is old well in the Operation Area as described in the prevailing laws and regulations then the arrangement for such old well shall be further stipulated by PERTAMINA EP.

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18.11	Headings in the Agreement shall be intended for convenience purposes only and shall not affect the interpretation of the Agreement and the Exhibits hereto.

18.12	The Agreement shall not be annulled, amended or modified in any respect without any mutual consent in writing of the Parties hereto, except in case any termination of the Agreement as stipulated hereunder.

18.13	In the event of any changes to the terms and conditions of the Agreement, including but not limited to any effect of amendment of the existing regulations, then such changes will be stated in a side letter or through amendment of the Agreement which signed by the respective authorized representatives of the Parties and made as integral part hereof.

18.14	Investment for capital expenses can be exercised by PARTNER no later than *** prior to the expiration of the Agreement pursuant to clause 2.2 of the Agreement. In the event the investment for capital expenses is exercised after such at less than *** prior to the expiration of the Agreement, then the recovery of investment for capital expenses through prevailing depreciation mechanism pursuant to Exhibit III of the Agreement, could not be accelerated (fully depreciated) thus the remaining depreciation amount, if any, shall not be cost recoverable.

18.15	Since the Effective Date of this Agreement shall include the transfer of the management of Operating Area, Asset, and related data from PERTAMINA EP to PARTNER, Furthermore, the Parties shall complete the formalities associated with the transfer of management of Operating Area, assets and related data no later than *** from the Effective Date.

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18.16	If any provision of the Agreement is determined to be void or unenforceable, this finding shall not render any other provision void or unenforceable. In such event, the Parties shall seek in good faith to agree an alternative, duly enforceable provision that conforms as nearly as possible to the intent of the original provision, failing which the void or unenforceable provision shall simply be deemed deleted from the Agreement.

18.17	This Agreement made in two (2) versions, in Bahasa and English, in the event any different interpretation and/or dispute for the terms and conditions in this Agreement, then the Indonesian version shall prevail.

For and on behalf of PT GREEN WORLD NUSANTARA

/s/ MIRZA FERRINTO SAID
MIRZA FERRINTO SAID
(Direktur Utama/Director)

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EXHIBIT – I

This Exhibit-I is attached to and formed an integral part of the Agreement between PT PERTAMINA EP and PT GREEN WORLD NUSANTARA, dated 26th day of July, 2019

PETA AREA OPERASI

(OPERATING AREA MAP)

KRUH

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EXHIBIT - II

This Exhibit-II is attached to and formed an integral part of the Agreement between PT PERTAMINA EP and PT GREEN WORLD NUSANTARA, dated the 26 day of July, 2019

DESKRIPSI AREA OPERASI

(DESCRIPTION OF OPERATING AREA)

KRUH

***

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***

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EXHIBIT – III

This Exhibit-Ill is attached to and formed an integral part of the Agreement between PT PERTAMINA EP and PT GREEN WORLD NUSANTARA, dated the 26th day of  July, 2019

ACCOUNTING PROCEDURE

Article I

General Provisions

1.1	Definitions

The accounting procedure herein provided for is to be followed and observed in the performance of either Party's obligations under the Agreement to which this Exhibit is attached subject to prevailing laws and regulations.

The definition and terms appearing in this Exhibit-III shall have the same meaning as those defined in said Agreement.

1.2	Accounting and Reporting

PERTAMINA EP and PARTNER, as the case may be, accounting records and books will be kept in accordance with generally accepted and recognized accounting systems, consistent with modern petroleum industry practices and procedures. Books and reports will be maintained and prepared in accordance with methods established by PERTAMINA EP. The chart of accounts and related account definitions and other related matters will be prescribed by PERTAMINA EP. Reports will be organized for the use of PERTAMINA EP in carrying out its management responsibilities under the Agreement.

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Article II

Operating Costs

2.1.	Definition

For any Year in which commercial production occurs, Operating Costs consists of (a) current Year Non-capital Costs, (b) current Year's depreciation for Capital Costs and (c) current Year's allowed recovery of prior Year's unrecovered Operating Costs.

2.2.	Non-capital Costs

Non-capital Costs means those Operating Costs incurred that relate to current Year's Operations. In addition to costs relating only to current Operations, the costs of surveys and the intangible costs of drilling exploratory and development wells, as described in paragraphs 2.2.3, 2.2.4 and 2.2.5 below, will be classified as Non-Capital Costs.

Non-capital Costs include, but are not limited to the following:

2.2.1	Operation

Labor, materials and services used in day to day oil well operations, oil field production facilities operations, improved oil recovery operations, storage handling transportation and delivery operations, gas well operations, gas field production facilities operations, gas transportation, and delivery operations, gas processing auxiliaries and utilities, well and site restorations and other operating activities, including repairs and maintenance, community development of the surrounding and gas marketing;

2.2.2	Office, services and general administration

General services including technical and related services, material services, transportation, rental of specialized and heavy engineering equipment, site rentals and other rentals of services and property, personnel expenses, public relations.

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2.2.3	Production Drilling

Labor, materials and services used in drilling wells with the object of penetrating a proven reservoir, including the drilling of delineation wells as well as redrilling, recompleting wells, and access roads leading directly to wells;

2.2.4	Exploratory Drilling

Labor, materials and services used in the drilling of wells with the object of finding unproven reservoirs of oil and gas, and access roads leading directly to wells;

2.2.5	Surveys

Labor, materials and services used in aerial, geological, topographical, geophysical and seismic surveys, and core hole drilling;

2.2.6	Other Exploration Expenditures

Auxiliary or temporary facilities having lives of one Year or less used in exploration and purchased geological and geophysical information.

2.3.	Capital Costs

Capital Costs mean expenditures made for items which normally have a useful life beyond the Year incurred. A reasonable annual allowance for depreciation of Capital Costs, computed as described in Article III paragraph 3.1, will be allowed as a recoverable Operating Costs for the current Year.

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Capital Costs include classification described herein but are not limited to the following specifications:

2.3.1	Constructions utilities and auxiliaries

Workshops, power and water facilities, warehouses, cargo jetties, and field roads except the access roads mentioned in paragraphs 2.2.3 and 2.2.4 above;

2.3.2	Construction housing and welfare

Housing, recreational facilities and other tangible property incidental to construction;

2.3.3	Production facilities

Offshore platform (including the costs of labor, fuel, hauling and supplies for both the offsite fabrication and onsite installation of platforms, and other construction costs in erecting platforms and installing submarine pipelines), wellhead equipment, subsurface lifting equipment, production tubing, sucker rods, surface pumps, flow lines, gathering equipment, delivery lines and storage facilities. Costs of oil jetties and anchorages, treating plants and equipment, improved oil recovery systems, gas plants and steam systems;

2.3.4	Movables

Surface and subsurface drilling and production tools, equipment and instruments, barges, floating craft, automotive equipment, aircraft, construction equipment, furniture and office equipment and miscellaneous equipment.

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2.4	Home Office Overhead of Holding Company

Home Office Overhead Cost of holding company shall not to include as Operating Cost. Then, such cost shall not be cost recovered.

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Article III

Accounting Methods To Calculate

Recovery of Operating Costs

3.1	Depreciation

Depreciation will be calculated beginning the Year in which the asset is placed into service with a full Year's depreciation allowed the initial Year. The method used to calculate each Year's allowable recovery of Capital Costs is the declining balance depreciation method. Calculation of each such Year's allowable recovery of capital costs should be based on the individual asset's capital cost at the beginning of such Year multiplied by the depreciation factor as follows, for:

-   Group 1 = 50%

-   Group 2 = 25%

For the Groups of capital assets for any Crude Oil projects and/or Natural Gas projects apply useful lives as follows:

GROUP 1 :

Automobile	1.5 Years
Truck-light (13,000 pounds or less) and tractor units	2 Years
Trucks-heavy (more than 13,000 pounds)	3 Years
Buses	4.5 Years
Aircraft	3 Years
Construction equipment	3 Years
Furniture and office	5 Years
equipment

GROUP 2

Construction utilities and auxiliaries	5 Years
Construction housing and welfare	10 Years
Production facilities	5 Years
Railroad cars and locomotives	7.5 Years
Vessel, barges, tugs and similar water transportation equipment	9 Years
Drilling and production tools, equipment and Instruments	5 Years

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The undepreciated balance of assets taken out of service will not be charged to Operating Costs but will continue depreciating based upon the lives described above, except where such assets have been subjected to unanticipated destruction, for example, by fire or accident.

3.2	Inventory Accounting

The costs of non-capital items purchased for inventory will be recoverable if such inventory already exists in Indonesia.

3.3	Gas Costs

Operating Costs directly associated with the production of Natural Gas will be directly chargeable against Natural Gas revenues in determining share under paragraph 5.2.3 of SECTION V of the Agreement. Operating Costs incurred for production of both Natural gas and Crude Oil will be allocated to Natural Gas and Crude Oil based on the relative value of the products produced for the current Year. Common support costs will be allocated on an equitable basis agreed.

If after commencement of production the Natural Gas revenues do not permit full recovery of Natural Gas costs, as outlined above, then the excess costs shall be recovered from Crude Oil revenues.

Likewise, if excess Crude Oil costs (Crude Oil costs less Crude Oil revenues) exists, this excess can be recovered from Natural Gas revenues.

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If production of either Natural Gas or Crude Oil has commenced while the other has not, the allocable production costs and common support costs will be allocated in an equitable manner. Propane and butane fractions extracted from Natural Gas but not spiked in Crude Oil shall be deemed as Natural Gas for the purpose of accounting.

3.4	Insurance and Claims

Operating Costs shall include premiums paid for insurance normally required to be carried for the Operations relating to PARTNER's obligations conducted under the Agreement, together with all expenditures incurred and paid in settlement of any and all losses, claims, damages, judgments, and other expenses, including fees relating to PARTNER's obligation under the Agreement.

Revenue from Insurance claim shall reduce cost recovery.

3.5	Abandonment and Site Restoration

Operating Costs shall include all expenditures incurred in the abandonment of all exploratory wells and the restoration of their drillsites, together with estimates of all of monies and funds required for the funding of any abandonment and site restoration program established in conjunction with an approved plan of development for a commercial discovery in the judgement of PERTAMINA EP.

Expenditures incurred in the abandonment of exploratory wells and the restoration of their drill sites shall be charged as Operating Costs in accordance with Article II of this Exhibit-III.

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Estimates of monies required for the funding of any abandonment and site restoration program established pursuant to clause 4.1.8 of the Agreement shall be charged as Operating Costs annually on the basis of accounting accruals beginning in the Year of first production.

The fund of such abandonment and site restoration shall be used by PARTNER upon PERTAMINA EP prior written approval.

The amount charged in each Year will be calculated by dividing the total estimated cost of abandonment and site restoration for each discovery by the total estimated number of Years in the economic life of each discovery. The estimates of monies required for all abandonment and site restoration activities shall be reviewed on an annual basis and such estimates shall be adjusted each Year as required.

Such available abandonment and site restoration fund shall be deposited into separate bank account in the name of PERTAMINA EP and SKK Migas.

PARTNER shall deposit and report to PERTAMINA EP the abandonment and site restoration fund to such account initially after the first year production and for the subsequent year shall be executed by PARTNER every *** in any Agreement Year.

3.6	Termination and Benefit Plan

Operating Costs shall include all expenditures incurred in the termination and benefit plan of all employees dedicated for Oil and Natural Gas Operations in PARTNER shall be charged as an Operating Cost in each year beginning in the Year of first production, together with estimates of all of monies and funds required for termination and benefit plan program for employees dedicated for Oil and Gas Operations in MITRA shall be charged as Operating Costs annually on the basis accounting acrual beginning in the Year of first production, and shall be included in the annual Work Program and Budget.

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Such expenditures incurred in the termination and benefit plan of all employees fund shall be deposited as big as cost which is already been burdened by accrual method into separate account and shall be reported to PERTAMINA EP periodically. The fund of such abandonment and site restoration shall be used by PARTNER upon PERTAMINA EP prior written approval.

3.7	Application of Cost Recovery Regulation bv the GOI

PARTNER agrees to comply with the provisions regarding cost recovery and taxes as provided in Government Regulation No.79 of 2010 on recoverable operating cost and income tax treatment in oil and gas upstream sector and its replacement and implementation regulations.

3.8	Over/Under Lifting

In the event PARTNER recovers all the Operation Cost as provided under Article V, Clause 5.1 and 5.2 therefore PARTNER shall prepare the calculation of Over/Under Lifting at the end of each period of the current year and PARTNER shall submit such calculation to PERTAMINA EP not later than the *** of the subsequent year.

------ End of Exhibit – III ------

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EXHIBIT – IV

This Exhibit-IV is attached to and formed an integral part of the Agreement between PT PERTAMINA EP and PT GREEN WORLD NUSANTARA, dated the 26th day of July, 2019

TABEL PRODUKSI DASAR / NSO

***

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***

------ End of Exhibit -IV ------

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EXHIBIT – V

This Exhibit-V is attached to and formed an integral part of the Agreement between PT PERTAMINA EP and PT GREEN WORLD NUSANTARA, dated the 26th day of July, 2019.

STRUKTUR ORGANISASI

(ORGANIZATION STRUCTURE)

During implementation of the Agreement, PARTNER may, with PERTAMINA EP's prior written consent, change or modify the organization structure and/or Manager position as required.

------End of Exhibit –V------

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EXHIBIT – VI

This Exhibit-VI is attached to and formed an integral part of the Agreement between PT PERTAMINA EP and PT GREEN WORLD NUSANTARA, dated the 26th day of July, 2019

SKEMA PEMBAGIAN HASIL MINYAK DAN GAS BUMI

(PETROLEUM REVENUE FLOW DISTRIBUTION)

------End of Exhibit -VI------

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EXHIBIT – VII

This Exhibit-VII is attached to and formed an integral part of the Agreement between PT PERTAMINA EP and PT GREEN WORLD NUSANTARA, dated the 26th day of July, 2019.

DRAFT LAMPIRAN BERITA ACARA SERAH TERIMA

BERITA ACARA SERAH TERIIWA ASSET

AREA OPERASI KRUH

DARI

PT PERTAMINA EP

KEPADA

PT GREEN WORLD NUSANTARA

No.            /EPXXXX/20XX-S0

Pada hari ini _____ Tanggal _____ Bulan XXX Tahun XXX, kami yang bertandatangan di bawah ini:

1	________, XXX PT Pertamina EP, dalam hal ini bertindak untuk dan atas nama PT Pertamina EP selanjutnya disebut “ PT PERTAMINA EP.”

1	________, XXX PT Green World Nusantara, dalam hal ini bertindak untuk dan atas nama PT GREEN WORLD NUSANTARA selanjutnya disebut " MITRA."

2.	Berdasarkan Berita Acara Serah Terima Pengelolaan Area Operasi Kruh dari PERTAMINA EP kepada MITRA tanggal ____ xxx 20xx dengan ini PERTAMINA EP menyerahkan kepada MITRA asset-asset yang terdapat dan terletak di Area Operasi Kruh sebagaimana disebutkan dalam Daftar Aset terlampir, dan merupakan bagian yang tidak terpisahkan dari Berita Acara Serah Terima Pengelolaan Area Operasi Kruh tersebut di atas.

Aset-aset tersebut merupakan aset yang terkait dengan kegiatan Operasi KSO Produksi di Area Operasi Kruh yang telah diinventarisir oleh PT PERTAMINA EP dengan status terakhir per tanggal _____, xxx 20xx.

Jenis, kondisi dan/atau jumlah Aset yang diserahkan telah dikenal, diketahui serta disetujui oleh kedua belah pihak sebagaimana adanya ("as it is") sehingga penjelasan lebih lanjut tidak diperlukan lagi.

Terhitung mulai tanggal ______, xxx 20xx segala risiko, kewajiban-kewajiban dan/atau biaya-biaya yang timbul terhadap Asset yang diserahkan sepenuhnya menjadi tanggung jawab MITRA, dan MITRA wajib mengelola asset-asset tersebut sesuai dengan ketentuan dan peraturan yang berlaku di PT PERTAMINA EP.

Hal-hal yang belum diatur atau belum cukup diatur dalam Berita Acara Serah Terima Asset ini akan diatur kemudian.

Demikian Berita Acara Serah Terima Asset ini dibuat dengan sebenarnya pada hari, tanggal, bulan dan tahun sebagaimana tersebut diatas untuk dapat dipergunakan sesuai keperluan.

PT GREEN WORLD NUSANTARA	PT PERTAMINA EP

XXX	XXX

------End of Exhibit -VII------

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EXHIBIT – VIII

This Exhibit-VIII is attached to and formed an integral part of the Agreement between PT PERTAMINA EP and PT GREEN WORLD NUSANTARA, dated the 26th day of July, 2019.

FORMAT GARANSI BANK

(BANK GUARANTEE FORM)

BANK GUARANTEE

_______________ (hereinafter called the "BANK"), refers the article 1832 of Indonesian Civil Code releasing our privilege under the law, as referred in article 1831 of Indonesian Civil Code, hereby guarantee __________ having its office at __________ (hereinafter called "_________") to PT PERTAMINA EP having its office at Menara Standard Chartered 21-29 floor Jl. Prof. Dr. Satrio No. 164 South Jakarta 12950 (hereinafter called "PERTAMINA EP") to pay the amount of USD __________ (___________ U.S. dollars) with the terms as follows;

1.	This BANK GUARANTEE is meant to guarantee the accomplishment of firm commitment in accordance with the Operations Cooperation Agreement between ____________ and PERTAMINA EP on the Operating Area of _________ that has been signed on ____________ hereinafter called the "OC Agreement".

2.	The BANK hereby agrees that it shall guarantee unconditionally and irrevocably payment to PERTAMINA EP pursuant to Section __________ of the OC Agreement, Immediately after PERTAMINA EP demands in writing of the BANK, with the following provisions:

If _____________ has failed to fulfill the activities of its firm commitment as prescribed under Section ___________ clause __________ of the OC Agreement; or because of any other cause that proved __________ is fault which result in firm commitment is unperformed or ___________ has withdrawn from and be relieved of the rights and obligations under the OC Agreement, than upon Bank shall pay PERTAMINA EP the said amount in accordance with PERTAMINA EP's letter of demand with attachments as follows:

(1)	a copy of letter of notification of failure to fulfill the Firm Commitment obligations; or

(2)	a copy of letter of termination of the OC Agreement from PERTAMINA EP; or

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(3)	a copy of letter of withdrawn confirmation from _____________.

Termination of OC shall be conducted by waiver of Articles 1266 and 1267 of Indonesian Civil Code, without interference by the court and without prejudice to PERTAMINA EP’s other rights and remedies against ___________ as provided in the OC Agreement and by laws.

3.	This BANK GUARANTEE shall be effective as of the date of the Bank Guarantee issued until the end of *** Firm Commitment Year plus *** for claim and draw down of BANK GUARANTEE or as soon as ____________________ has been recognized by PERTAMINA EP to have fulfilled all of its firm commitment obligation under the OC Agreement, whichever occurs earlier, except if any extension of the firm commitment, then BANK GUARANTEE shall be extent pursuant to the extension period of such firm commitment

4.	Any claim made under this BANK GUARANTEE shall be made in writing to the BANK not less than *** from the date of the letter of notification of failure to fulfill the Firm Commitment obligations or the termination letter from PERTAMINA EP or letter of withdrawn confirmation from _______, after which the BANK shall be discharged from its liabilities under this BANK GUARANTEE.

Executed in Jakarta on _____, 20__ in the Indonesian and English languages, which the English version is unofficial translation, and in case of any divergence between them, The Indonesian version shall prevail.

------End of Exhibit –VIII------

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